     Exhibit 99.1

Existing Stock Option and Warrant Exercises for Lexaria

Kelowna, BC / March 24, 2017 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company” or “Lexaria”) announces it has received US$32,503.90 from the exercise of stock options and warrants previously granted. The stock options and warrants were exercised at the price of US$0.2273, for a total of 143,000 common shares being issued. All warrants and options are being exercised by third parties who are neither officers nor directors of the Company.

Following issuance of these common shares, Lexaria will have 56,901,479 common shares issued and outstanding. No commissions or placement fees have been paid related to the funds received from this option and warrant exercise. Proceeds will be used for general corporate purposes.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also improving taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.

www.lexariabioscience.com
FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing.